AGREEMENT 47598

                                     BETWEEN

                           BATTELLE MEMORIAL INSTITUTE
                           PACIFIC NORTHWEST DIVISION

                                       AND

                          WEB SAFE TECHNOLOGIES, INC.

Battelle Memorial Institute, through its Pacific Northwest Division (BATTELLE) agrees to provide to Web Safe Technologies, Inc. (CLIENT) technical/research services for the following tasks (the Project):

Work with ZKid Network Company staff to Interface the ZKid Network Company web site to Battelle's MozartTM software system.

          o Task 1: Meet with ZKid Network Staff in Richland and develop the specifications for the product
          o Task 2: Develop project plan, revised statement of work and specifications for the Mozart integration
          o Task 3: Execute the engineering per task 2 and the revised statement of work under the following terms and conditions:

                            1. PERIOD OF PERFORMANCE

BATTELLE's start date shall be the latter of either the BATTELLE representative or the CLIENT representative signature dates of this Agreement. The Project completion date is October 31, 2004, or sooner.

                                   2. PAYMENT

BATTELLE estimates that the price to the CLIENT for performance of the Project, will be Fifteen Thousand Dollars and No Cents ($15,000.00) in U.S. Dollars, payable in advance upon signing of the agreement for approximately 130 hours of work. If this payment is not received within 30days of the execution of this Agreement, this Technical Services Agreement shall be null and void.

The amount stated above is an estimate of the costs and fee for the performance of this Project. BATTELLE will use its best efforts to meet the Project objectives within the time and funds available. CLIENT will not be required to reimburse BATTELLE for costs and fee incurred in excess of the estimate set forth above, and BATTELLE shall not be obligated to continue performance under this agreement or otherwise to incur costs and fee in excess of the estimate stated above, unless the estimate has been increased by written amendment to this Agreement.

Payments not received by BATTELLE within 30 days of receipt of invoices by the CLIENT shall accrue interest at a rate of twelve percent (12%) per annum and BATTELLE may, at its option, suspend or terminate work on the project.

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Payment by U.S. Mail shall be transmitted to:

        (Banking information deleted to protect the privacy of Batelle)

For Electronics Funds Transfers, payment shall be made to the following:

        (Banking information deleted to protect the privacy of Batelle)

Please Reference Agreement Number above on check or in "comments" section of Electronic Funds Transfer.

                            3. INTELLECTUAL PROPERTY

Background Intellectual Property means all existing BATTELLE intellectual property. No license to any Background Intellectual Property is granted or implied under this Agreement. Any licensing of Background Intellectual Property shall be the subject of separate licensing agreements negotiated between the parties.

          o Field of Use means systems for use in World Wide Web Internet sites that may be accessed by children, where children are the intended and primary audience and the site must be deemed as "safe-for-kids" as the business objective of the licensee

BATTELLE Inventions means any invention, whether or not patented or patentable, authored, conceived, or reduced to practice solely by BATTELLE under this Agreement. BATTELLE shall own all BATTELLE Inventions. If the parties have executed License Agreement No. 514770, which the parties were negotiating at the time they entered into this Agreement, BATTELLE shall license all BATTELLE Inventions, resulting from this Agreement, falling within the Field of Use to CLIENT under the terms of the fully executed License Agreement No. 514770. Any licensing of BATTELLE Inventions falling outside the Field of Use shall be the subject of separate licensing agreements negotiated between the parties.

CLIENT Inventions means any invention, whether or not patented or patentable, authored, conceived, or reduced to practice solely by CLIENT under this Agreement. CLIENT shall own all CLIENT Inventions. Any licensing of CLIENT Inventions shall be the subject of separate licensing agreements negotiated between the parties.


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

Jointly Developed Inventions means any inventions authored, conceived, or reduced to practice jointly by BATTELLE and CLIENT under this Agreement. Jointly Developed Inventions shall be jointly owned by BATTELLE and CLIENT. If the parties have executed License Agreement No. 514770, which the parties were negotiating at the time they entered into this Agreement, BATTELLE shall license its undivided interest in Jointly Developed Inventions falling within the Field of Use to CLIENT under the terms of the fully executed License Agreement No. 514770. CLIENT shall license its undivided interest in Jointly Developed Inventions to BATTELLE for use outside the Field of Use under the terms of the fully executed License Agreement No. 514770.

In the event CLIENT is in material breach of its payment obligations under this Agreement, or is otherwise in material breach of its obligations under this Agreement or the fully executed License Agreement No. 514770, no rights described in this provision shall accrue to CLIENT.

In the event of a conflict between the Intellectual Property provision (above) and that of License Agreement No. 514770, License Agreement No. 514770 shall take precedence.

                          4. NO ENDORSEMENT/LITIGATION

BATTELLE does not endorse products or services. Therefore, CLIENT agrees that it will not use or imply BATTELLE's name, or use BATTELLE's reports, for advertising, promotional purposes, raising of capital, recommending investments, or any way that implies endorsement by BATTELLE, except with prior written approval of an officer of BATTELLE.

BATTELLE does not undertake Projects for the purposes of litigation or to assign fault or blame and does not provide expert witness services. Therefore, CLIENT agrees not to use any Project results in any dispute, litigation, or other legal action.

In any event, if, at any time, BATTELLE or its employees are required to respond to any subpoenas, orders for attendance at depositions, hearings or trials, document requests, or other legal proceedings as a result of or relating to BATTELLE's work on the Project, CLIENT agrees to reimburse BATTELLE, in addition to any other amounts payable under this Agreement, BATTELLE's labor charges, attorney time and/or fees, travel, photocopying and other miscellaneous expenses.

                               5. CONFIDENTIALITY

BATTELLE agrees not to disclose the specific results of the Project as embodied in reports and correspondence transmitted to CLIENT, and not available to the public generally, without CLIENT'S written consent, except as required by law, or except as necessary to protect BATTELLE's intellectual property rights, such as filing for patent(s). Acceptance of this Agreement does not preclude BATTELLE's undertaking work in this general field for others.

                           6. LIMITATION OF LIABILITY

BATTELLE will provide a high standard of professional service on a best efforts basis. However, BATTELLE, as a provider of such services, cannot guarantee success, thus BATTELLE MAKES NO WARRANTY OR GUARANTEE, EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION WARRANTIES OF FITNESS FOR A PARTICULAR PURPOSE OR MERCHANTABILITY, FOR ANY REPORT, DESIGN, ITEM, SERVICE OR OTHER RESULT TO BE DELIVERED UNDER THIS AGREEMENT.




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

CLIENT assumes responsibility for its use, misuse, or inability to use the Project results and in no event shall BATTELLE have any liability for damages, including but not limited to any indirect, incidental, or consequential damages, arising from or in connection with this Agreement.

CLIENT agrees to indemnify and hold BATTELLE harmless from any and all liabilities, suits, claims, demands, and damages, and all costs and expenses in connection therewith, in any manner relatin to this Agreement or its performance, asserted by third parties from any cause whatsoever, except for injury or damage occurring during performance of the Project on BATTELLE-owned premise where fault of CLIENT is not a contributing cause.

                             7. NATURE OF SERVICES

CLIENT agrees that BATTELLE is an independent contractor and specifically acknowledges that BATTELLE is a service provider, not a manufacturer or supplier. CLIENT retains all final decision making authority and all responsibility for the formulation, design, manufacture, assembly, packaging, marketing and sale of CLIENT'S products, including, without limitation, product labeling, warnings, instructions to users, and for obtaining any governmental or other pre- or postmarked approvals, certifications, registrations, licenses, or permits.

                                8. FORCE MAJEURE


Neither CLIENT nor BATTELLE shall be liable in any way for failure to perform any provision of this Agreement (except payment of monetary obligations) if such failure is caused by any law, rule, or regulation, or any cause beyond the control of the party in default.

                                 9. USE PERMIT

Under the terms of Use Permit DE-GM060ORLO1831 between BATTELLE and the U.S. Department of Energy, BATTELLE is permitted to use certain facilities and equipment belonging to the U.S. Government that are located at BATTELLE'S Pacific Northwest Division. In the event that such facilities or equipment are utilized in performance of this Agreement, the provisions of the Use Permit are required to be incorporated herein by reference. A copy of the applicable provisions is available upon request or at the following web site: http://www.battelle.org/workingwithbattelle/PNNL-UsePermit.stm
--------------------------------------------------------------

                              10. EARLY TERMINATION

Either party shall have the right to terminate this Agreement upon thirty (30) days' written notice for any good-faith basis. In the event of early termination, BATTELLE agrees to provide CLIENT with all reports, materials, or other deliverable items available as of the date of the termination, provided that CLIENT is not in default of its obligations under this Agreement. In any event, CLIENT agrees to pay all charges incurred or committed by BATTELLE, including costs of termination, within (30)days of receipt of a final invoice.

                              11. ENTIRE AGREEMENT

This Agreement, including the Proposal incorporated herein, represents the entire Agreement of the parties and supersedes any prior discussions or understandings, whether written or oral, relating to the subject matter hereof. This Agreement may be modified or amended only by mutual agreement in writing. No course of dealing, usage of trade, waiver, or non-enforcement shall be construed to modify or otherwise alter the terms and conditions of this Agreement. In the event of any conflict or inconsistency between these terms and conditions and the Proposal, these terms and conditions shall control.


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


                               12. APPLICABLE LAW

This Agreement shall be governed by and construed in accordance with the laws of and enforced within the jurisdiction of the State of Washington.

                               13. MISCELLANEOUS

This Agreement may not be assigned in whole or in part without the prior written approval of both parties. In any event, however, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by and against the successors, assigns and transferees of the parties. If any part of this Agreement shall be held invalid or unenforceable, such invalidity and unenforceability shall not affect any other part of this Agreement. Captions used as headings in this Agreement are for convenience only and are not to be construed as a substantive part of this Agreement.

      WEB SAFE TECHNOLOGIES, INC.                BATTELLE MEMORIAL INSTITUTE
                                                 Pacific Northwest Division

 By   /s/ Joel Edelson                      By   /s/ Barb Hays
    ---------------------------------          ---------------------------------

 Name     Joel Edelson                      Name     Barb Hays
      -------------------------------            -------------------------------

 Title    Vice President                    Title    Contracting Officer
       ------------------------------             ------------------------------

 Date     April 30th, 2004                  Date     April 30th, 2004
      -------------------------------            -------------------------------






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